Exhibit 15

To:   The Board of Directors
      Sysco Corporation


     We are aware that Sysco Corporation has incorporated by reference in this Registration Statement on Form S-8 its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated November 10, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Houston, Texas
November 13, 2000